FROM:     COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, MD 20817
PHONE:    301 214 3442
FAX:      301 214 7130
DATE:     June 10, 1997


For Immediate Release
---------------------


                   COMSAT AND DENTON/WYSER-PRATTE GROUP
                           SETTLE PROXY CONTEST

     Bethesda, Md. -- COMSAT Corporation announced today that it has settled a potential proxy contest with Herbert A. Denton and Guy P. Wyser-Pratte in connection with the election of directors at COMSAT's 1997 annual meeting of shareholders. The annual meeting is scheduled for August 15, 1997.
     Under the terms of the settlement agreement, four new directors will stand for election to COMSAT's board of directors, two of whom are being selected by the board and two of whom are being selected by members of the Denton/Wyser-Pratte group. The remaining eight members of the slate will be selected by COMSAT's board of directors from among the current elected directors.
     The  COMSAT  board will  announce  its two new  selections  later this
month.  The  two  designees  of  the  Denton/Wyser-Pratte   group  are  Mr.
Wyser-Pratte and Mr. Larry G. Schafran, managing general partner of L.G. Schafran and Associates and chairman of the executive committee of Dart Group Corporation.
     The agreement also provides that the Denton/Wyser-Pratte group will be entitled to re-nominate Mr. Wyser-Pratte and Mr. Schafran, or designate replacement nominees for them to be included on the board's slate of candidates at the 1998 annual meeting of shareholders. The group has agreed to support the election of the agreed upon slate of nominees at the 1997 and 1998 annual meetings.
     COMSAT does not have a classified board of directors. The 12 elected directors stand for election annually. COMSAT's board also includes three directors appointed by the President of the United States who serve for three-year terms.
     Under the agreement, the company will establish a new Strategic Planning Committee to be comprised of three directors, two of whom will be selected by the board. The third member of the committee will be Mr. Schafran. The

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COMSAT/Proxy Contest -- Page 2


committee will review and make recommendations to the company's full board concerning the company's current and future business operations and strategies, and the enhancement of shareholder value.
     In connection with the settlement, COMSAT is dismissing its litigation claims against the members of the Denton/Wyser-Pratte group who are defendants in the lawsuit.
     Betty C. Alewine, president and chief executive officer of COMSAT Corporation, said: "We are pleased that this dispute has been resolved and that COMSAT will be able to spare its shareholders a costly and disruptive proxy contest. The settlement will enable the board of directors and management to continue to focus their full attention on the business of the company and the successful implementation of its restructuring and its strategic plan announced in the first quarter of this year. We will continue to move forward with our first and foremost goal of enhancing shareholder value."
     Speaking on behalf of the Denton/Wyser-Pratte group, Mr. Wyser-Pratte, who beneficially owns approximately 1.5 million COMSAT shares, said, "We are pleased that we will have the opportunity to work constructively with COMSAT toward the shared goal of enhancing both the long and short term value of the company." Mr. Denton added, "Today's agreement demonstrates the commitment of all parties to addressing the shareholders' interests in a significant and positive way."
     COMSAT Corporation (NYSE:CQ) is a provider of international communications services and products.


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CONTACT:  Ruth  Pachman/Caroline  Gentile  Kekst and Co.    (212) 521-4800
          Gary Sharpe COMSAT, Director Investor Relations   (301) 214-3244